Exhibit 10.1
May 4, 2008
Jeff Benck
7 Bell Pasture Road
Ladera Ranch, CA 92694
Dear Jeff:
It is with great pleasure that we extend this formal offer to join Emulex Corporation or one of its affiliates (together “Emulex” or the “Company”), as Executive Vice President and Chief Operating Officer, reporting to Jim McCluney, President/CEO, with duties and responsibilities as discussed during your interview. Subject to the terms of this letter and the Key Employee Retention Agreement that you will enter into with Emulex, these responsibilities and duties may be changed from time to time as appropriate.
Your base salary will be $15,385 bi-weekly (approximately $400,000), paid on the company’s regular payroll dates.
The following will also be offered to you:
Executive Bonus Plan:
You will be eligible for a targeted annual bonus of 70% of your base salary, paid quarterly. The Bonus Criteria applicable to your bonus will be based on the Company’s meeting its corporate revenue and operating income objectives. Your bonus will be structured under the same Company bonus program in which other executive officers participate.
Restricted Stock:
You will also be recommended for a grant of restricted stock units for 120,000 shares of Emulex common stock with a three year vesting period (with 30% of the shares vesting on each of the first two anniversaries and 40% on the third anniversary of the date on which you commence employment with Emulex), which will be granted when authorized by the Emulex Board of Directors or its Compensation Committee. The grant date of this restricted stock unit award will be on the later of (i) the second calendar day of the calendar month following the month in which you commence employment with Emulex or (ii) the date on which the Emulex Board’s Compensation Committee approves the award. The award will be governed by the terms of the applicable stock plan. In the event your employment is terminated without Cause or you resign following a Demotion (in each case as such terms are defined (but disregarding references to a Change of Control), and subject to the notice requirements set forth, in your Key Employee Retention Agreement with Emulex) prior to the first anniversary of the date on

Mr. Jeff Benck
May 4, 2008
which you commence employment with Emulex under circumstances that would not entitle you to receive payments and benefits under the Key Employee Retention Agreement (termination of your employment under these circumstances is referred to in this letter as an “Involuntary Termination”), then upon the effective date of your Involuntary Termination (or the first date thereafter that constitutes a “separation from service” under Internal Revenue Code Section 409A) and provided you sign a General Release in a form acceptable to Emulex effective as of such date, you will vest that number of shares underlying your restricted stock unit award equal to the number in which you would have been vested had the award vested on a monthly basis during the first year of vesting (with months employed measured on the monthly anniversary of your employment rather than a calendar month basis).
Benefits:
Information regarding our benefits program, which is available to all full-time employees, will be sent to you upon completion of your pre-employment physical. Included in this program are a medical/dental/vision plan, life insurance, 401(k) Retirement Savings Plan and paid time off of four (4) weeks. If your receiving this offer or becoming an employee with Emulex causes you to not receive payment obligations from a prior employer (with the exception of COBRA insurance coverage), Emulex agrees to provide replacement payments to you equal to such payment obligations; provided that you have disclosed such payment obligations to Emulex prior to Emulex signing this letter and you assign to Emulex your right to receive such payment obligations, and cooperate with Emulex in the collection of such payment obligations.
As an employee at Emulex Corporation you are eligible to receive life insurance equal to two times your annual base salary up to a maximum insurance amount of $300,000.00. This base plan is paid for entirely by Emulex Corporation and is insured through Aetna & Unum Insurance Companies. As a Chief Operating Officer, Emulex Corporation will “gross-up” your salary to cover the premium for up to another two times your annual base salary under the Optional Life Insurance Plan. In doing this, Emulex Corporation can provide you with up to four times your annual salary subject to the plan’s maximum benefits and your providing an Evidence of Insurability for approval by UNUM.
You will also be eligible for the Executive Excess Medical Coverage: this coverage provides reimbursement of medical/dental/vision expenses, up to $5,000.00 per year, per family, of eligible expenses not covered under the company’s group insurance plan.
You will receive an automobile allowance of $800 per month. This allowance is in lieu of all maintenance, mileage, and other expenses you may incur in performance of your duties and will be reported as taxable income to you and subject to deductions.
Reimbursement of up to $5,000 per year for tax preparation will also be paid upon submittal of your invoice.
If you commence employment with Emulex, Emulex will pay your full legal costs, in connection with your consideration of this offer of employment and your review and negotiation of this letter and the related employment documents, plus any additional reasonable [and incidental] costs and related fees you incur arising in connection with your receiving this offer of employment and/or commencing employment with Emulex, in each case, approved in writing by Emulex.

Mr. Jeff Benck
May 4, 2008
Severance:
In the event you experience an Involuntary Termination during your first year of employment with Emulex, then, provided you execute a General Release in a form acceptable to Emulex, you will be paid a lump sum amount equal to the sum of (a) 100% of your annual base salary plus (b) an amount equal to the difference between 100% of your annual target bonus as specified above minus the aggregate amount of any such bonuses that you have been paid prior to the date of your termination. Such amount will be paid within 15 days following the effective date of such termination (or within 15 days following the first date thereafter that constitutes a “separation from service” under Internal Revenue Code Section 409A). For the sake of clarity, you will not be entitled to the severance payments described herein if you are entitled to be paid severance payments and benefits under the Key Employee Retention Agreement.
Non-Disclosure:
It is the policy of Emulex that all employees sign and conform to the Company’s Employee Creation and Non-Disclosure Agreement. A copy is enclosed for your review and return prior to your first day of employment. All employees must respect the confidential nature of information, documents and projects they received or were engaged in while employed by a previous employer.
Pre-employment Physical:
In addition, it is the policy of Emulex that you complete a Company-paid pre-employment physical, which includes a Company required screening test for the presence of alcohol or drugs. Emulex must receive results of the physical and screening test prior to your first day of employment. You should take your physical and screening test at least (5) working days prior to your hire date.
Nature of Employment:
Your employment is for an unspecified term and is to continue only at the mutual will of both you and the Company. This means that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause or notice. This at-will aspect of your employment, which also includes the right of the Company to discipline you with or without cause or prior notice, may not be modified, amended or rescinded except by an individualized written agreement to the contrary signed by both you and the Company’s President/CEO.
This offer is contingent upon your signing the Employee Creation and Non-Disclosure Agreement, your successful completion of the pre-employment physical, and your providing verification of your legal right to work in the United States.
This letter and the terms and conditions of employment contained herein supercede and replace any prior understandings or discussions between you and the Company regarding your employment. This letter (including the Employee Creation and Non-Disclosure Agreement, the Indemnification Agreement, the Key Employee Retention Agreement and the documents reflecting your restricted stock unit award) sets forth the complete agreement between you and the Company regarding your employment, and may only be amended by an instrument in writing, signed by both you and the Company’s President/CEO.

Mr. Jeff Benck
May 4, 2008
If there are any questions relative to this offer or any aspect of the Company, please feel free to contact me at your convenience. I would appreciate your indication of acceptance by returning the signed acknowledged copy of this letter. This offer shall remain open for you to accept until May 12, 2008 and the agreement it embodies becomes effective upon your delivering to me on or prior to that date your signed copy of this letter. We anticipate that your start date with Emulex would be on, or during the week of, May 12th.
We look forward to your joining our dynamic organization and are confident you will contribute to the growth and success of Emulex.
Sincerely,
Susan H, Bowman
Senior Vice President, Human Resources

Acceptance	Date:

Anticipated Start Date

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